EXHIBIT 10.2

ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made as of this 12th day of October, 2004, by and between LEE PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of California (“Seller”) and THE WOOLFOAM CORPORATION, a corporation organized and existing under the laws of the State of New York (“Buyer”).

1.                                       Sale and Transfer of Assets. Seller agrees that it will sell, transfer, convey and deliver to Buyer at the closing provided for in Section 3 hereof (the “Closing”) certain of the assets of Seller as more specifically defined in Section 2 hereof (the “Assets’).

2.                                       Assets of Seller. The Assets shall consist of the following:

(a)                                  All rights, title and interest, including the goodwill associated therewith, of the Seller in the following product line (the “Product”), including any and all agreements (whether purchase, royalty, or license) (the “Ownership Agreements”) relating to the ownership of the Product, and all “Intangibles” (as defined in Section 8(g) hereof), related to the Product. The Product is Nose Better.

(b)                                 The existing purchase orders for inventory and other product supplies, supplier and contract manufacturing agreements, written sales representatives and distributorship agreements, and customer agreements or arrangements of Seller relating to the Product (the “Contracts”) are set forth on Exhibit “A” annexed hereto- Exhibit “A” sets forth all agreements and arrangements with customers, suppliers, contract manufacturers, sales representatives or distributors, whether oral or written, concerning the Product, including commissions, promotional allowances, rebates, return policies, quantity discounts and the like. Sller represents and warrants that all contracts set forth on Exhibit “A” hereto can be transferred and assigned by Seller to Buyer without obtaining the consent of any person or entity.

(c)                                  Copies of customer, supplier, sales representative and distributor lists, advertisements and ad sheets, artwork, catalog sheets, printing plates, historical data and records of Seller which Buyer determines in good faith, prior to Closing, it needs to carry on the business currently being conducted by Seller with respect to the Assets.

(d)                                 The finished goods Inventory of Seller related to the Product (as defined in Sections 8(i) and 15 hereof).  (“Finished Goods Inventory” is that inventory which the Seller has on hand as of the closing date and Buyer will purchase immediately after the closing.  “Manufactured Inventory” is that inventory which the Seller will have a post-closing obligation to manufacture pursuant to the terms and conditions of paragraph 15 hereof.)

(e)                                  The equipment listed on Exhibit “B” hereto (the “Equipment”).

3.                                       Closing. The Closing of the transaction provided for in Section 1 shall take place at the office of Seller’s counsel, Warmuth & Niu, LLP, 400 South Atlantic Blvd., Suite 203, Monterey Park, CA  91754; simultaneously with the execution thereof however, to the extent feasible, the Closing will be accomplished by facsimile signature and overnight courier services. When the transaction provided for in Section 1 hereof is closed pursuant to this Agreement, the purchase of the Assets shall be effective as of 5:01 pm P.D.T. on October 12, 2004. Any orders unfilled as of 5:01 pm P.D.T. on October 12, 2004, or received after such time and date shall be turned over to Buyer and filled by Buyer and shall belong to Buyer. For any orders filled by Seller after 5:01 p.m., P.D.T., on October 12, 2004, Seller shall on the Closing remit to Buyer the gross amounts received or to be received for such sales less the direct cost of such goods, related freight and related sales commissions.

4.                                       Payment by Buyer.

(a)                                  As consideration for all the Assets (excluding the Inventory) and the services provided in Section 14 hereof, Buyer shall pay Seller on the Closing, by certified check or wire transfer, the sum of Seven Hundred Fifty Thousand Dollars ($750,000).

(b)                                 The parties hereto agree that the consideration for the Assets (except for the Inventory) shall be allocated as follows: (i) One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) for the technical assistance services specified in Section 14(a) hereof, (ii) Two Hundred Fifty Thousand Dollars ($250,000) for the market strategy assistant services specified in Section 14(b) hereof, (iii) Two Hundred Fifty Thousand Dollars ($250,000) for the transitional customer services specified in Section 14(c) hereof, and (iv) Sixty-Two Thousand Five Hundred Dollars ($62,500.00) for the ownership agreements.  Neither party hereto shall have any liability to the other party hereto if the allocation of the purchase price for such Assets is disallowed by the Internal Revenue Service or any state or local taxing authority.

5.                                       Limited Liabilities Being Assumed: Accounts Receivable.

(a)                                  On the Closing, Buyer shall assume the following liabilities, and only the following liabilities of Seller and no other liabilities of Seller:

(i)                                     The Contracts provided for in Section 2(b) hereof.

(b)                                 With respect to the liabilities assumed pursuant to Section 5(a)(i) hereof, Buyer shall assume those contractual liabilities, obligations and commitments which arise after and mature after the Closing and those contractual liabilities, obligations and commitments which arise before the Closing but are payable or require performance after the Closing as are specifically provided for herein, and Seller shall be responsible for any liabilities, obligations and commitments which arise on or before or are payable or require performance on or before the Closing or which arise before the Closing but are payable or require performance after the Closing (except those specifically assumed herein by Buyer). The agreements set forth in Section 5(a)(i) hereof shall be transferred by Seller to Buyer on Closing.

(c)                                  After the Closing, Seller shall hold harmless and indemnify Buyer against any and all liabilities of Seller not being assumed by Buyer pursuant to Section 5(a) hereof and any and all claims of whatever nature or kind against Seller. After the Closing, Buyer shall hold harmless and indemnify Seller against those liabilities specifically assumed pursuant to this agreement by Buyer hereunder and no other liabilities.

(d)                                 Seller shall be responsible for collecting any of its accounts receivable that remain outstanding as of the Closing for the Product. If Buyer receives any payments for said accounts receivable owed to Seller, Buyer shall promptly remit such payments to Seller. Payments made by customers shall be credited to the oldest outstanding invoice unless otherwise specified by the customer. Seller shall provide Buyer with a then current listing of all such accounts receivable at Closing. From and after the date hereof, Buyer shall not, directly or indirectly, enter into any agreement or understanding, written or oral, with Seller’s customers or take any action which may jeopardize or adversely affect Seller’s ability to collect any of its accounts receivable.

(e)                                  Seller will be responsible for handling all Products it has sold prior to the Closing and which are actually returned to Seller or Buyer within 90 days of the Closing. Buyer will be responsible for handling all other returns of the Product. Buyer shall not take any action which would encourage any returns of the Products sold by Seller.

(f)                                    Buyer shall be responsible for any product liability claims arising from an occurrence or sales of the Assets after the Closing. Buyer shall add the Product to its product liability insurance and name Seller as an additional insured. Seller shall continue the Product on its liability insurance for six months after the Closing, and shall thereafter maintain product liability insurance in force as the contract manufacturer of the product for the Buyer. Buyer shall be responsible for any liability for the infringement of any Assets it sells after the Closing and Buyer shall be responsible for all other infringement claims related to the Assets.

(g)                                 Seller shall pay for all co-op advertising or promotional activities, including redemption of coupons that can be specifically identified as being issued prior to the Closing and which pertain to Product sold prior to the Closing, for all advertising runs, and for any other marketing expenses incurred prior to the Closing, regardless of when the claim is presented relating to the Product. Seller shall forward to Buyer invoices for advertising or promotions scheduled to run after Closing, and Buyer shall make the payments therefore; provided, however, to the best of Seller’s Knowledge, the advertising and promotional activities scheduled to run after Closing, including outstanding coupons, and the expenses therefore are set forth on Exhibit “C” hereto. Advertising and promotional obligations which are not set forth on Exhibit “C” that benefit Buyer (and the Product) not exceeding Two Thousand Five Hundred Dollars ($2,500), individually and up to Five Thousand Dollars ($5,000) in the aggregate shall be paid by Buyer and any excess amounts shall be paid promptly by Seller.

(h)                                 At the Closing, Seller shall fax all unfilled orders for the Product to the Buyer. After the Closing, Seller shall promptly forward by  fax, copies of all orders that it receives for the Product. Seller shall promptly fax to Buyer a receiving report for all returns Seller receives after the Closing.

6.                                       Instruments of Conveyance and Transfer. At the Closing, Seller agrees to deliver to Buyer a Bill of Sale in the form of Annex I hereto for the Assets and an Trademark Assignment for the Product line in the form of Annex II hereto and shall assign to Buyer all

Ownership Agreements and Contracts which Seller has on hand at the date of Closing and all evidence of Intangibles. Seller shall execute such other instruments prepared by Buyer as Buyer may from time to time reasonably request to evidence Buyer’s title to the Assets, including the Intangibles and rights to Ownership Agreements and Contracts. Seller shall deliver to Buyer at the Closing, all Ownership Agreements, Contracts and the Intangibles on hand. On the Closing, Seller shall furnish Buyer three gum labels for each active customer (as defined in Section 8(1)(i) hereof) Buyer will indemnify Seller for any sales tax liability owing to the State of California as a result of this transaction.

7.                                       Use of Name. On and after the Closing, Seller shall cease to use the name of the Product and all confusingly similar names throughout the world. Buyer shall not use any finished goods with labels bearing Seller’s name or trade name beyond twelve months after the Closing, or until the current inventory of components is utilized by Buyer. Seller shall license to Buyer its rights to use its name with respect to the sale of inventory included in the Assets in the ordinary course of business until such time as such inventory has been sold.

8.                                       Representations and Warranties by Seller. Seller hereby represents and warrants that:

(a)                                  Seller’s Board of Directors has authorized the execution, delivery and performance of this Agreement by Seller and at the Closing, Seller will deliver a copy of such authority to the Buyer, certified by the Secretary of Seller.

(b)                                 Seller has good and marketable title to all of the Assets in each case subject to no security interest, lien, pledge, restriction, charge, claim or encumbrance and has the legal authoirty to transfer and convey the Assets free of any such claims. Other than as set forth in Exhibit “D” hereto, no consent of any governmental authority is required to be obtained on the part of Seller to permit the transactions contemplated by this Agreement.

(c)                                  Other than as set forth in Exhibit “D” hereto Seller has good and marketable title to all the Assets in each case subject to no security interest, lien, pledge, restriction, charge or encumbrance other than those which will be paid or satisfied at Closing. None of the Assets nor the operation or maintenance thereof, contravenes any administrative regulation or any provision of law in such a way as to materially and adversely affect the business or properties of Seller or involves any hazardous materials or waste.

(d)                                 Seller is not in default under any Ownership Agreement or Contract and there have been no claims or defaults and there are no existing facts or conditions which, if continued or upon the giving of notice, will result in any claims or defaults under any Ownership Agreement or Contracts.

(e)                                  There is no pending litigation or product liability claims relating to the Product.

(f)                                    The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with or result in the breach or violation of, any judgment, order, writ, injunction or decree of any domestic court or governmental department, commission, board, bureau, agency, or instrumentality, and Seller is not in default with respect to any such judgment, order, writ, injunction or decree. No governmental agency has at any time challenged or questioned the legal right or proposed any restriction on the legal right of Seller to produce, manufacture, offer or sell any of its products, including the Product, and services in the present manner or style thereof.

(g)                                 Exhibit “E” correctly sets forth a list of all Ownership Agreements, and all patents, patent applications, copyrights, copyright registrations and applications, trademarks, trademark registrations and applications, trade names or commercial names, and any other intangible assets (except for computer programs; industrial models; manufacturing procedures, process and design; assay and control data; and trade secrets, know-how and formulas to manufacture the Product), both domestic and foreign, presently owned, licensed, possessed, used or held by Seller (collectively, the “Listed Intangibles”) relating to the Product. As of the Closing, Seller will transfer to Buyer all Listed Intangibles and all computer programs; industrial models, manufacturing procedures, process and designs; assay and control data; trade secrets, know-how and formulas presently owned by Seller needed and necessary to manufacture the Product as they are currently made (the “Manufacturing Intangibles”). Seller owns the entire right, title and interest in and to the Listed Intangibles and the Manufacturing Intangibles (collectively the “Intangibles”) and there are no computer programs, industrial models, process and designs, trade secrets and know-how not presently owned by Seller needed and necessary to manufacture the Product as it is currently made. Except as set forth herein or on any Exhibit hereto, there are no licenses, sublicenses or grants (including any contractors who manufacture any of the Product) relating to the use of any of the same which are not owned by Seller and none of them so owned are being infringed by others or subject to a pending, or threatened challenge of infringement of the rights of others. Seller owns all right, title and interest in all Intangibles needed and necessary for the manufacture of the Product, including but not limited to all formulas and know-how to manufacture the Product. There is no contract manufacturer which has any rights to or ownership interest in any Intangibles needed to manufacture the Product. To Seller’s Knowledge, the conduct of the business of Seller relating to the Assets does not infringe any patent, patent rights, copyright, trademark, trade secret, trade right, trade name, commercial name, trade secret or other intangible assets. On the Closing, all Intangibles shall be transferred and disclosed to Buyer by Seller including those in the possession of manufacturing contractors.

(h)                                 Seller is not obligated, absolutely or contingently, to any person for a finder’s fee, brokerage commission, or other similar payment in connection with the transactions contemplated by this Agreement, and Seller agrees to indemnify and hold Buyer harmless from any such payments or claims for such payments made or threatened.

(i)                                     As exhibited on Exhibit “F” annexed hereto, a physical inventory for the finished goods of the Product was taken by Seller on dates set forth in such Exhibit “F.” The finished goods inventory of Seller on Exhibit “F” hereto, does, and the finished goods inventory of Seller on the Closing (the “Inventory”) will, consist of items of quality which are good, usable and salable in the ordinary course of the business of Seller if Seller had remained in the business of selling the Inventory, has and will as of the Closing have expiration dates of not less than one year from the Closing and is not in any material respect water spotted, torn, physically deteriorated or otherwise damaged. All of the items included in the finished goods inventory (including the Inventory) on the dates such finished goods inventory (including the Inventory) was or will be at the Closing the property of Seller. The Inventory purchased at the Closing shall include only finished goods and shall not include work in process, raw materials, labels, display materials, bottles, bottling caps, packaging, shipping cartons and stickers and other supplies and components necessary to manufacture the Product nor any packaging materials and finished Product. No Inventory of Seller has been placed on consignment.

(j)                                     Set forth on Exhibit “G” annexed hereto is a list of all licenses, permits or other authorizations held by Seller from Federal, state or local authorities (except local business licensees), including the Food and Drug Administration, and such licenses, permits or other authorizations are the only ones required by Seller to manufacture, offer and sell the

Product, and to operate Seller’s facilities (or any manufacturing contractor’s facilities) relating to the Product as currently conducted by Seller (and such contractors) to the extent applicable. There is currently no government action relating to the Product, nor was there any government action for the five (5) years preceding the date of Closing.

(k)                                  Seller will pay all of its own expenses whether or not the transactions contemplated hereto are consummated. Seller will pay all income, franchise, payroll, sales and all other taxes arising out of Seller’s operations prior to and subsequent to Closing.

(l)                                     Attached as (i) Exhibit “H” hereto is a list of active wholesale customers (customers who purchased any Product on or after January 1, 2003), (ii) Exhibit “I” hereto sets is a list of wholesale customers for the Product since January 1, 2002, but who have not purchased products after December 31, 2002, (iii) Exhibit “J” hereto are the customers who do not pay the full list price for the Product and (iv) Exhibit “K” hereto are lists of (A) each current supplier for components of the Product, including individual names and a copy of the last invoice and (B) all previous suppliers since January 1, 2002.

9.                                       Definitions of Knowledge. References herein to “Seller’s or Buyer’s Knowledge” or “to the Knowledge of Seller or Buyer” or similar references shall mean information actually known by an officer of Seller or Buyer, as the case may be, with due inquiry.

10.                                 Representations and Warranties by Buyer.

(a)                                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to own its properties as presently owned and to carry on its business as now conducted.

(b)                                 Buyer’s Board of Directors, if necessary, has authorized the execution, delivery and performance of this Agreement.

(c)                                  This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

(d)                                 Buyer is not obligated, absolutely or contingently, to any person for a finder’s fee, brokerage commission, or other similar payment in connection with the transactions contemplated hereto this Agreement, and Buyer agrees to indemnify and hold Seller harmless from any such claims for such payments made or threatened.

(e)                                  Buyer will pay all of its own expenses whether or not the transactions contemplated hereto are consummated. Buyer will pay all income, franchise, payroll, sales and all other taxes relating to the sale of the Product subsequent to the Closing. Any applicable state, county or city sales and transfer taxes for the sale of the Assets shall be paid by Buyer.

(f)                                    To Buyer’s knowledge, the execution and delivery by Buyer of this Agreement, and the performance by Buyer of this Agreement and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any domestic governmental authority, or the Articles or Certificate of Incorporation or By-Laws of Buyer or any material agreement or instrument to which Buyer is a party or by which Buyer is bound or to which it is subject, nor will it give to others any interests or rights, including rights or termination, acceleration or cancellation, in or with respect to any of the properties, assets, agreements, contracts or business of Buyer. To Buyer’s knowledge no consent of any governmental authority is required to be obtained on the part of Buyer to permit the transactions contemplated by this Agreement.

(g)                                 To Buyer’s knowledge, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with or result in the breach or violation of, any judgment, order, writ, injunction or decree of any domestic court or governmental department, commission, board, bureau, agency, or instrumentality, and Buyer is not in default with respect to any such judgment, order, writ, injunction or decree.

11.                                 Expenses of Proceedings. In the event that any party hereto brings any type of proceeding to enforce the terms and conditions of this Agreement or any Exhibit hereto, the prevailing party in such proceeding shall be entitled to recover from the unsuccessful party all reasonable attorneys’ fees and actual out-of-pocket costs incurred by said prevailing party.

12.                                 Non-Disclosure. Seller shall not disclose any records relating to the Product post-closing, except as required by law, including the rules and regulations of the Securities and Exchange Commission, and except to its employees, attorneys and accountants.

13.                                 Public Disclosure. Buyer and Seller agree not to make or cause to be made, whether orally or in writing or otherwise, any public announcement or disclosure with respect to the transactions contemplated by this Agreement or any of the provisions of this Agreement without prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, by the other parties hereto of the form and content of such announcement or disclosure and except as may be required by the rules and regulations of the Securities and Exchange Commission.

14.                                 Services by Seller.

(a)                                  For three years after the Closing, Seller shall provide to Buyer technical assistance services relating to manufacturing of the Product, as set forth in the Technical Assistance Agreement in the form of Annex III hereto.

(b)                                 For three years after the Closing, Seller shall provide to Buyer services relating to the development of a marketing strategy for the Product, as set forth in the Marketing Strategy Assistance Agreement in the form of Annex IV hereto.

(c)                                  For four years after the Closing, Seller shall provide to Buyer services relating to transitioning customers for the Product from Buyer to Seller, as set forth in the Transitional Customer Service Agreement in the form of Annex V hereto.

15.                                 Sale of Manufactured Inventory.

(a)                                  Seller agrees to supply Buyer with Nose Better gel and spray finished goods representing approximately two (2) years usage as defined by the unit movement for the 12 months ended July 31, 2004.  For Nose Better gel, that number is 69,626 units; for Nose Better spray, that number is 25,547 units.  In October 2004, Seller will provide approximately six months worth of finished goods.  Upon six weeks’ notice, Seller will provide additional finished goods as needed in minimum orders of 12,000 units of Nose Better gel and 6,000 units of Nose Better spray.  After 139,252 units of gel and 51,094 units of spray have been delivered, Seller will have no obligation to manufacture any additional goods.   The fixed price (F.O.B. So. El Monte, CA) per unit is shown on Exhibit “L”.  After the first two initial shipments of finished goods, Seller will then sell its Nose Better packaging raw materials to Buyer that are brand specific to Nose Better:   bottles, tubes, caps, labels, kit boxes, instruction sheets, etc., at Seller’s landed cost.  After the first two shipments, the fixed price will then be adjusted downward to reflect the raw materials being provided from Buyer’s inventory, which will be stored by Seller at no charge.  Seller will be invoicing Buyer for the remaining items which are provided by Seller, including, but not limited to, chemicals, labor and non-brand specific packaging items such as ziplock bags and corrugated shippers.  This price can be found on Exhibit “L”.

(b)                                 On the Closing, Seller shall sell to Buyer all items of Inventory of Seller on hand at the Closing and all items of Inventory owned by Seller and not on hand on the Closing, and Buyer shall purchase from Seller all such Inventory on the Closing, provided, however, that the Inventory shall comply with Section 8(i) hereof.

(c)                                  Buyer, at Buyer’s expense and with Seller’s cooperation, shall arrange to pick up and remove all Inventory from Seller’s premises (or such other location where such items are located) promptly after Closing. Seller shall cause and pay for the reasonable loading of the Inventory on to Buyer’s trucks or trucks of a common carrier selected by Buyer. Title to the Assets shall be assumed to have passed upon the Closing, and upon Closing Buyer shall insure the Assets.

(d)                                 For a period not to exceed thirty (30) days or until shipped to Buyer, whichever is less, Seller shall warehouse at no cost to Buyer the Inventory and Equipment acquired pursuant to this Section 15 at the Closing. After the earlier of (i) said thirty (30) days or (ii) shipment to Buyer, Seller shall have no further warehousing obligations; provided, however, that if Seller undertakes any additional warehouse storage on Buyer’s behalf, Buyer shall be liable for the direct costs of such warehousing plus a fifteen percent (15%) service fee.

(e)                                  Upon receipt of the Product by Buyer, Buyer shall conduct a physical count of the Inventory as of the Closing. Within fifteen (15) days after the receipt of the

Inventory, Buyer shall make or cause to be made a calculation of the Inventory Amount of each component of the Inventory of the Product as of the Closing (the “Calculation”). The Calculation shall be made by appropriate accounting personnel in accordance with generally accepted accounting principles applied consistently with Seller’s past practice and using the values set forth in Section 15(b) hereof Buyer shall promptly provide Seller with a copy of the Calculation and all work papers associated therewith.

(f)                                    If  Seller disagrees with all or any part of the Calculation, Seller shall have the right to notify Buyer of such disagreement and its reasons for so disagreeing, in which case Seller and Buyer shall attempt to resolve the disagreement. If within ten (10) days after the delivery of the Calculation and all work papers associated therewith to Seller, Seller and Buyer are unable to resolve the differences, if any, arising as a result of the Calculation, they or either of them shall submit a statement of all unresolved differences together with copies of the Calculation to a mutually agreed-upon independent certified public accounting firm (the “Accountants”) for a binding and nonappealable determination to be rendered within thirty (30) days after such submission. All fees and expenses of the Accountants incurred in this capacity shall be billed to and shared by Seller and Buyer equally.

(g)                                 For thirty days after the second yearly anniversary of the Closing, Buyer can buy any and all raw material Seller has on hand for the Product at Seller’s actual landed cost of such material FOB South El Monte, California. If Buyer is going to exercise its right to buy such raw material, it shall notify Seller in writing immediately prior to the second yearly anniversary of the Closing. The provisions of Section 15(d), (e), and (f) shall apply to any such purchase and the full purchase price for such materials shall be paid within 30 days of the determination of the purchase price.

16.                                 Notices. All notices and other communications hereunder shall be in writing arid shall be deemed to have been duly given when received, if mailed, first class and certified or registered, postage prepaid or sent by telefax, Federal Express or another air courier service for next business day delivery which requires a recipient, addressed to the party for whom they are intended at the fo1lowing addresses:

(a)                                  If to Buyer:

THE WOOLFOAM CORPORATION

3000 Hempstead Turnpike

Levittown, NY 11756

Attention:  Robin S. Stessel, President

Telefax:  (516) 731-5607

with a copy to:

Mark R. Blaustein, Esq.

Blaustein & Weinick, Esqs.

1205 Franklin Avenue, Suite 340

Garden City, New York  11530

Telefax:  (516) 248-5839

(b)                                 If to Seller:

LEE PHARMACEUTICALS, INC.

1434 Santa Anita Avenue

South El Monte, California 91273

Attn:  Ronald G. Lee, President

Telefax:  (626) 575-0513

with a copy to:

Scott Warmuth, Esq.

Warmuth & Niu, LLP

400 S. Atlantic Blvd., Suite 203

Monterey Park, California 91754

Telefax:  (626) 284-7186

Such names, addresses, telefaxes may be changed by written notice, as described in this Section 16.

17.                                 Entire Agreement and Amendments. This Agreement, including the Exhibits and certificates referred to herein which are a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended or terminated only by a written instrument executed by Seller and Buyer or their respective legal representatives, successors or permitted assigns. The Section headings contained in this Agreement are for reference and convenience only and shall not be used in the interpretation of this agreement.

18.                                 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without regard to conflicts of law.

19.                                 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon Seller and Buyer, and their respective successors and permitted assigns.

20.                                 No Merger. This Agreement and all Exhibits and Annexes hereto shall survive the closing and remain in fill force and effect under their respective terms.

21.                                 Facsimile. Execution. Execution of this Agreement or any Exhibits hereto shall be deemed binding upon the party executing this Agreement or such Exhibits and notwithstanding that delivery of the executed document may be by facsimile transmission. Any party shall be entitled to rely on a faxed execution copy of this Agreement and such Exhibits with the same force and effect as if an originally inked execution copy were delivered. Inked original documents shall be delivered to the other parties by Federal Express within three business day of the facsimile transmission.

N WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

LEE PHARMACEUTICALS, INC.
a California corporation

By:	RONALD G. LEE
RONALD G. LEE, President

THE WOOLFOAM CORPORATION
a New York corporation

By:	ROBIN STESSEL
ROBIN S. STESSEL, President

EXHIBITS

A -	Contracts

B -	Equipment

C -	Advertising

D -	Governmental Orders,
Security Interest, Etc.

E -	Ownership Agreement and Patents

F -	Inventory

G -	Licenses

H -	Customers

I -	Former Customers

J -	Special Pricing

K.	List of Suppliers

L.	Two-Year Supply Agreement

ANNEX

I.	Bill of Sale

II.	Assignment

III.	Technical Assistance Agreement

IV.	Marketing Strategy Assistance Agreement

V.	Transitional Customer Service Agreement